Exhibit 99.1

REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Shareholders of
The Goldman Sachs Group, Inc.:

We have audited the consolidated financial statements of The Goldman Sachs Group, Inc. and Subsidiaries (the “Company”) as of November 30, 2001 and November 24, 2000, and for each of the three fiscal years in the period ended November 30, 2001 and have issued our report thereon appearing on page 46 of the Company's Annual Report to Shareholders, which expresses an unqualified opinion, dated January 28, 2002. Such consolidated statements and our report thereon are incorporated by reference in Part II, Item 8. “Financial Statements and Supplementary Data,” of this Annual Report on Form 10-K.

We have also previously audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated statements of financial condition as of November 26, 1999, November 27, 1998 and November 28, 1997, and the related consolidated statements of earnings, changes in partners' capital, cash flows and comprehensive income for the years ended November 27, 1998 and November 28, 1997 (none of which are presented herein); we expressed unqualified opinions on those consolidated financial statements. In our opinion, the information set forth in the selected financial data for each of the five years in the period ended November 30, 2001, appearing on page 75 of the Company's Annual Report to Shareholders, which is incorporated by reference in Part II, Item 6 of this Annual Report on Form 10-K, is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York
January 28, 2002